Exhibit 99.1

Pyxus International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.pyxusintl.com

NEWS RELEASE	Contact: Joel Thomas
(919) 379-4300

Pyxus International Announces Appointment of Donna Grier to its Board of Directors

Morrisville, NC – November 15, 2018 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced the appointment of Donna Grier to its Board of Directors, effective November 14, 2018.

“I am delighted to welcome Donna as the newest member of our Board as the Company continues to execute upon our ‘One Tomorrow’ initiative,” said Pieter Sikkel, Pyxus International President, CEO and Chairman of the Board. “Her vast financial and compliance experience will aid Pyxus as we implement our strategic growth plans and evaluate future opportunities.”

Grier currently serves as Vice President and Treasurer of DuPont where she oversees all capital market activities, financial risk management, cash management, insurance and pension. She led all treasury activities associated with recent major strategic transactions, including the merger of DuPont and Dow Chemical in 2017. Prior to starting her current position in 2012, Donna served in numerous roles across DuPont including Vice President, General Auditor & Chief Ethics and Compliance Officer; Finance Director and CFO of DuPont’s Safety & Protection division; Finance Director and CFO of DuPont Europe; Regional Controller for South America; and Financial Leader for various business units.

About Pyxus International, Inc.

Pyxus International, Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxusintl.com.